Exhibit (4.4)

DESCRIPTION OF COMMON STOCK

The following description of the terms of the Class A Common Stock of Standard Diversified Inc. (the “Company,” “we,” “our” or “us”) sets forth certain general terms and provisions of our Class A Common Stock, which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. As appropriate, the description also includes a discussion of our Class B Common Stock and our Preferred Stock.

This section also summarizes relevant provisions of Delaware law. The following summary of the terms of our common stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Third Amended and Restated Bylaws, as amended (the “Bylaws”), copies of which are filed with, or incorporated by reference into, our Annual Reports on Form 10-K.

General

Our authorized capital stock currently consists of 300,000,000 shares of Class A common stock, $0.01 par value per share, 30,000,000 shares of Class B common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share.

Class A Common Stock

Voting Rights. The holders of shares of Class A Common Stock are entitled to one vote per share on all matters requiring the vote of stockholders (as compared to the holders of shares of Class B Common Stock, who are entitled to ten votes per share on all matters requiring the vote of stockholders).  The holders of shares of Class A Common Stock and Class B Common Stock shall: (1) vote together as a single class on all matters submitted to a vote or for the written consent of the stockholders of the Company; (2) be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Company; and (3) be entitled to vote upon such matters and in such manner as may be provided in the Certificate of Incorporation or required by applicable law.

Dividends. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends declared by the board and paid on the Common Stock of the Company. However, in the event a dividend is paid in the form of shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, then such dividend shall be paid only in shares of Class A Common Stock, with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock. Notwithstanding the foregoing, the Company’s Board of Directors (the “Board”) may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock if such disparate dividend or distribution is approved in advance by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Liquidation. Subject to the preferential or other rights, if any, of the holders of any preferred stock that may then be outstanding, in the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets or funds of the Company available for distribution to its stockholders, irrespective of class, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Subdivision; Combination; Reclassification.  Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class of Common Stock are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Conversion Rights. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Company. Each share of Class B Common Stock that is converted shall be retired by the Company and shall not be available for reissuance..

Consolidation or Merger.  In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Company with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Preemptive, subscription and cumulative voting rights, redemption and sinking fund provisions and similar rights. The holders of Class A Common Stock are not entitled to preemptive or subscription rights, they do not have cumulative voting rights with respect to the election of directors, and there are no redemption or sinking fund provisions applicable to Class A Common Stock. The holders of Class A Common Stock are not subject to further calls or assessments by the Company.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock. Subject to limitations prescribed by Delaware law and the Certificate of Incorporation, the Preferred Stock shall be divided into and from time to time may be issued in classes and in series within any class and our board of directors is hereby authorized to make such division into classes and series, to determine the number of shares of any such class or series, and to determine the designation,  voting rights, preferences, limitations and special rights, if any, of the shares of each such class or series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock.

Certain Anti-Takeover Effects

Certain provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect.

DGCL Section 203. As a Delaware corporation, the Company is subject to Section 203, or the business combination statute, of the General Corporation Law of the State of Delaware (“DGCL”). Under the business combination statute of the DGCL, a corporation is generally restricted from engaging in a business combination (as defined in Section 203 of the DGCL) with an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) for a three-year period following the time the stockholder became an interested stockholder. This restriction applies unless:

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prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation upon completion of the transaction which resulted in the stockholder becoming an interested stockholder (excluding stock held by the corporation’s directors who are also officers and by the corporation’s employee stock plans, if any, that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

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at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

Provisions of our Certificate of Incorporation and Bylaws.

Our Certificate of Incorporation and Bylaws have provisions that include:

•	restrictions on the ability of certain persons and entities, defined as Restricted Investors, to acquire more than 14.9% of any class of our capital stock, including the Class A Common Stock;

•	the authority of our board of directors to issue, without stockholder approval, approximately 290,000,000 shares of our Class A Common Stock and 20,000,000 shares of our Class B Common Stock;

•	the authority of our board of directors to issue, without stockholder approval, up to 50,000,000 shares of our preferred stock with such terms as our board of directors may determine;

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special meetings of our stockholders may be called only by the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, the chairman of the board of directors, the president of SDI, or the holders of shares of capital stock of SDI representing a majority of the total votes eligible to be cast by holders of shares of capital stock of SDI;

•	advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

•	the absence of cumulative voting rights.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is American Stock Transfer & Trust Company, LLC. Its address is 59 Maiden Lane, New York, New York 10005.

Listing

Our Class A common stock is listed on the NYSE American under the symbol “SDI.”